Exhibit 12.1
Statement of Computation of Ratios
BioMed Realty Trust, Inc.

	Nine Months Ended	Year Ended December 31,
	September 30, 2010	2009	2008	2007	2006	2005
Earnings:
Add:
Income from continuing operations before minority interests and income/loss from unconsolidated joint ventures	$27,060	$62,580	$64,331	$73,099	$34,745	$17,877
Amortization of interest capitalized	3,327	3,009	1,307	59	43	20
Distributions from unconsolidated joint ventures	1,195	586	687	357	130	106
Fixed charges (see below)	68,855	77,403	83,492	86,918	48,742	23,934
Subtract:
Interest capitalized	(4,136)	(12,405)	(42,320)	(58,132)	(7,797)	(708)

Total earnings	$96,301	$131,173	$107,497	$102,301	$75,863	$41,229

Fixed charges:
Interest expensed	64,719	64,998	41,172	28,786	40,945	23,226
Interest capitalized	4,136	12,405	42,320	58,132	7,797	708

Total fixed charges	$68,855	$77,403	$83,492	$86,918	$48,742	$23,934

Ratio of earnings to fixed charges	1.4	1.7	1.3	1.2	1.6	1.7

Ratio of earnings to fixed charges and preferred stock dividends	1.2	1.4	1.1	1.0	1.6	1.7
Preferred stock dividends	$12,722	$16,963	$16,963	$16,868	$—	$—

BioMed Realty L.P.

	Nine Months Ended	Year Ended December 31,
	September 30, 2010	2009	2008	2007	2006	2005
Earnings:
Add:
Income from continuing operations before minority interests and income/loss from unconsolidated joint ventures	$27,060	$62,580	$64,331	$73,099	$34,745	$17,877
Amortization of interest capitalized	3,327	3,009	1,307	59	43	20
Distributions from unconsolidated joint ventures	1,195	586	687	357	130	106
Fixed charges (see below)	68,855	77,403	83,492	86,918	48,742	23,934
Subtract:
Interest capitalized	(4,136)	(12,405)	(42,320)	(58,132)	(7,797)	(708)

Total earnings	$96,301	$131,173	$107,497	$102,301	$75,863	$41,229

Fixed charges:
Interest expensed	64,719	64,998	41,172	28,786	40,945	23,226
Interest capitalized	4,136	12,405	42,320	58,132	7,797	708

Total fixed charges	$68,855	$77,403	$83,492	$86,918	$48,742	$23,934

Ratio of earnings to fixed charges	1.4	1.7	1.3	1.2	1.6	1.7

Ratio of earnings to fixed charges and preferred unit distributions	1.2	1.4	1.1	1.0	1.6	1.7
Preferred unit distributions	$12,722	$16,963	$16,963	$16,868	$—	$—